Exhibit 99.1

NTL REPORTS FIRST QUARTER 2006 RESULTS

London, England, May 9, 2006 – NTL Incorporated (NASDAQ: NTLI) today announces first quarter results for the quarter ended March 31, 2006. NTL merged with Telewest Global, Inc. on March 3, 2006. This earnings release contains financial information on both an actual reported basis and a pro forma basis, which assumes that the merger took place on January 1, 2006 (and for comparison purposes to the fourth quarter of 2005 at the beginning of 2005.)

Quarterly highlights(1)

•      Revenue of £611m, up £127m on Q4-05, mainly due to merger with Telewest

•      Pro forma consumer revenue of £637m, up £6m on Q4-05

•      Operating income of £4m, up £38m on Q4-05

•      ARPU of £41.50, up £0.23 vs Q4-05

•      RGU net additions of 205,100

•      Customer net additions of 25,800

•      RGU per customer of 2.09, up from 2.06 at Q4-05 and 2.00 at Q1-05

•      Triple play penetration of 34.9%, up from 32.4% at Q4-05 and 26.8% at Q1-05

•      Accelerated plan to deliver annualized £250m cost synergies

(1) – operational statistics prepared on a pro forma basis

	Pro forma		Reported
(£ millions) (unaudited)	Q1 2006	Q4 2005	Q1 2006	Q4 2005
Revenue
Consumer	636.7	631.2	461.4	379.4
Business	165.6	168.2	122.8	105.2
Total Cable	802.3	799.4	584.2	484.6
Content	86.5	116.7	27.2	—
Total Revenue	888.8	916.1	611.4	484.6

OCF	277.0	292.0	198.4	154.7

Operating (loss)/income	(0.9)	(19.4)	3.9	(34.4)

Pro forma OCF in the first quarter of 2006 has been negatively impacted by several costs relating to the merger with Telewest, including; £16.3m of Telewest merger and related fees (such as investment banking fees and insurance costs), £4.6m of Telewest long term incentive plan costs, £3.6m of consultancy fees relating to the merger integration (Q4-05: £1.8m), an estimate of £2.2m in additional SG&A arising from our internal merger office and £1.9m pro forma revaluation of Telewest stock based compensation expense (Q4-05: £1.9m). Some of these costs will recur as we continue our drive to realize merger synergies. For further discussion, please see Operational Review. OCF is Operating income before depreciation, amortization and other charges and is a non GAAP measure. The pro forma presentation set forth above and elsewhere in this earnings release is non-GAAP financial information. Please see Appendix F for reconciliation of non- GAAP terms to their nearest GAAP equivalents.

Steve Burch, Chief Executive Officer of NTL, said:

“The first quarter showed real evidence of operational improvements in our consumer business, with an increase in ARPU driven by our successful focus on quality customer growth, improvements to RGU per customer and increasing triple play penetration.

“The merger of NTL with Telewest completed on March 3, 2006, and our integration is progressing well. Today, we are announcing our plans to accelerate our integration program to achieve a run rate of at least £250 million of annualized cost synergies by the end of 2007. Part of this process will involve outsourcing a significant number of jobs, where employment would be transferred to an external organization, as well as actual job reductions. In total, this will involve around 6,000 employees by the end of 2007. Around 80% of the reduction will take place within twelve months. The cost savings from the outsourcing and the job losses combined will be equivalent to around 3,400 full-time equivalent employees.

“On April 4, 2006, we announced our offer to acquire Virgin Mobile and a license for the Virgin brand allowing us to transform from the UK’s leading triple-play provider into a national entertainment and communications quad-play company, harnessing the power of the Virgin brand and leading our industry in product convergence.

“With the growth opportunities in our markets, together with substantial merger synergies, we believe we can drive significant free cash flow generation going forward, providing us with strong financial flexibility and improved capital deployment options.”

Contacts

Investor Relations:

Richard Williams: +44 (0) 20 7299 5479 / richard.williams@ntl.com

Vani Gupta: +44 (0) 20 7299 5353 / vani.gupta@ntl.com

Media:

Kirstine Cox:  +44 (0)1256 752669 / kirstine.cox@ntl.com

Buchanan Communications:

Richard Oldworth or Jeremy Garcia:  +44 (0) 207 466 5000

OPERATIONAL REVIEW

The commentary below refers to financial results prepared on both a pro forma and actual reported basis. The actual reported results consolidate Telewest from March 3, 2006. The pro forma financial information for the first quarter of 2006 assume that the merger with Telewest occurred on January 1, 2006. The pro forma results for 2005 quarterly periods assume that the merger occurred on January 1, 2005. All references to operational statistics including customer and subscriber figures, ARPU and churn are on a pro forma basis. The pro forma financial information is non-GAAP financial information that management believes facilitates a comparative analysis of developments in the Company’s business.

Total revenue in the quarter was £611.4 million, up £126.8 million sequentially and up £113.6 million compared to the first quarter of 2005 due mainly to the acquisition of Telewest.

Total pro forma revenue in the quarter was £888.8 million, down £27.3 million sequentially due mainly to a decline in Content revenue of £30.2 million because the fourth quarter holiday season is traditionally sit-up’s prime selling period. Total pro forma revenue was up £55.6 million compared to the first quarter of 2005 due mainly to Telewest’s acquisition of sit-up in May 2005.

Cable Segment

Consumer

Consumer revenue in the first quarter was £461.4 million, up £82.0 million sequentially and £77.2 million compared to the first quarter of 2005 due mainly to the acquisition of Telewest.

Pro forma consumer revenue in the first quarter was £636.7 million, up £5.5 million sequentially and up £6.9 million compared to the first quarter of 2005. Sequential growth was driven primarily by increased ARPU at £41.50 compared to £41.27 in the previous quarter.

ARPU growth reflects our successful focus on selling profitable product bundles and on cross-sell and up-sell to existing customers and selected price increases. This is reflected in growth in RGU per customer from 2.06 to 2.09 and in triple play penetration which grew from 32.4% to 34.9% during the quarter. The success of this focus was most apparent in old NTL where ARPU reversed from recent declines and grew by £0.32 to £39.28 in the quarter.

ARPU will be impacted by further television and telephony price increases this year as discussed further below.

Net RGU additions were 205,100 in the first quarter, compared to 215,800 in the traditionally strong fourth quarter and to 186,100 in the first quarter of 2005. This has been driven primarily by further growth in broadband.

Net customer additions were 25,800 in the first quarter, compared to 40,700 in the previous quarter and to 55,700 in the same quarter last year as we focused on bundled selling and RGU growth as compared to overall customer growth. From April 1, 2006, we have more closely aligned old NTL up-front credit policies with those of old Telewest. This has the effect of reducing acquisition levels in old NTL. This focus on quality growth rather than overall customer growth, which is reflected in improved ARPU, has continued into the second quarter, where customer net additions are expected to be lower than in the first quarter.

Churn at 1.3% was down from 1.4% in the previous quarter and flat as compared to the first quarter of 2005.

Broadband

We continue to experience strong growth in the number of broadband subscribers, with net additions of 191,400 in the quarter, compared to 191,700 in the previous quarter and 168,400 in the same quarter last year.  Broadband penetration stands at 24.0% of our homes marketable and the outlook for growth remains strong.

As an end-to-end network owner, we have competitive strengths in the quality of broadband service that we offer. Customers can receive consistent speeds no matter where they live and our top speeds of 10Mb are available throughout our addressable areas.

Television

Digital television net additions were 70,600 in the quarter, compared to 85,500 in the previous quarter and to 32,800 in the first quarter of 2005.  Total TV net additions, which includes analog television, were 5,600 in the quarter compared to 23,300 in the fourth quarter and to net disconnections of 11,900 in the same quarter last year.

Our roll-out of exciting new television products continues. Video-on-demand (VOD) is now available to 72% of our digital subscribers and DVR and HDTV were launched in old Telewest areas in February, 2006, with initial sales proving encouraging. Consequently, cable was the first platform in the UK to launch HDTV. We continue to add to our line-up of VOD and HDTV content, and we expect to broadcast World Cup football matches in HDTV to our HDTV customers in June.

Television remains a focus for ARPU improvements. In old Telewest, we increased the price of our top two basic packages for existing customers and Sky premium channels in March, 2006 and in old NTL we are increasing some basic package prices in July, 2006, and Sky premium prices in September, 2006.  Our HDTV/DVR service is charged at £10 per month for customers on the top basic service.

Our wide and comprehensive range of television services allow us to retain a competitive advantage over competing platforms.

Telephony

Telephony net additions were 8,100 in the quarter, compared to 800 in the previous quarter and to 29,700 in the same quarter last year.

We have continued our strategy of migrating subscribers to flat rate packages to reduce the impact of declining fixed line telephony usage.

We will be increasing the price of telephony line rental from £10.50 to £11.00 in June. Our major telephony competitor recently increased line rental pricing to the same level.

Off-net

Consumer off-net revenue was £18.0 million in the first quarter, compared to £17.6 million in the previous quarter and £17.5 million in the same quarter last year. These revenues are largely from Virgin.net, our wholly owned broadband ISP.

As at the quarter end, Virgin.net had 193,200 broadband subscribers. Net additions in the quarter were 26,700 compared to 23,200 in the previous quarter and to 25,600 in the same quarter last year.

Business

Business revenue in the first quarter was £122.8 million, up £17.6 million sequentially and £9.2 million compared to the first quarter of 2005 due mainly to the acquisition of Telewest.

Pro forma business revenue was £165.6 million, compared to £168.2 million in the previous quarter and £174.3 million in the same quarter last year. The core part of our voice and data business remains strong, but revenues were down versus the previous quarter due to a reduction in the level of Project revenue, which arises from the provision of LAN and WAN infrastructure to corporate customers.

In line with our continued focus on corporate and mid-market customers, we have experienced a shift in revenue mix, with pro forma data revenues growing strongly compared to the same quarter last year.

Business voice and data services remains an extremely challenging market. We believe we are well positioned for long term growth, with a lower unit network cost than our competitors and a position that is enhanced by the scale benefits of the merger. However, the fluctuating nature of our Project business will make revenue growth in the next quarter challenging.

Cable Segment OCF

Cable segment OCF in the quarter was £195.4 million, up £24.3 million as compared to the same quarter last year, and up £40.7 million compared to the previous quarter due mainly to the merger with Telewest.

The cable segment’s pro forma OCF in the quarter was £267.6 million, down £29.1 million as compared to the same quarter last year, and down £15.6 million compared to the previous quarter due mainly to costs relating to the merger with Telewest, detailed further below.

Content Segment

The content segment consists of two businesses, Flextech and sit-up. Content revenue, after inter segment elimination, in the first quarter was £27.2 million, comprising £11.0 million from Flextech and £16.2 million from sit-up, compared to £nil in both the prior quarter and the first quarter of 2005 due entirely to the acquisition of Telewest.

Flextech has historically sold programming to NTL, as well as to Telewest. For pro forma consolidation purposes therefore, these amounts have been eliminated.

Total pro forma content revenue, after inter segment elimination, was £86.5 million in the first quarter, up £57.4 million on the first quarter of 2005 quarter due to the acquisition of sit-up by Telewest in May 2005. Pro forma content revenue was down £30.2 million on the previous quarter because the fourth quarter holiday selling season is traditionally sit-up’s prime selling period.

Flextech pro forma revenue, after inter segment elimination, was £34.6 million in the quarter, up £2.0 million on the previous quarter and up 19% on the first quarter of 2005. Flextech pro forma advertising revenue was £22.0 million in the first quarter, up £3 million on the previous quarter and up 28% on the same quarter last year, resulting primarily from increased share of the advertising revenue market due to the prior year growth in commercial impacts. Flextech pro forma subscription revenue before inter segment elimination was relatively flat compared to the previous quarter at £14.4 million, but up 8% on the same quarter last year, due to increased multi-channel penetration.

Sit-up pro forma revenue was £51.8 million in the quarter, flat on the same quarter last year (as reported by sit-up under UK GAAP before its acquisition by Telewest.) Pro forma revenue was down £32.2 million from the previous quarter as the fourth quarter holiday season is traditionally sit-up’s prime selling period.

Content segment OCF in the quarter was £3.0 million after inter segment eliminations, up £3.0 million as compared to both the same quarter last year and the prior quarter due entirely to the merger with Telewest. The content segment’s pro forma OCF in the quarter was £9.4 million before inter segment eliminations of £4.8 million, up £5.4 million as compared to the same quarter last year and up by £0.6 million from the prior quarter.

Operating income before depreciation, amortization and other charges (OCF)

Actual reported OCF in the first quarter was £198.4 million, up £43.7 million sequentially and up £27.3 million compared to the first quarter of 2005 mainly due to the merger with Telewest.

Pro forma OCF in the first quarter was £277.0 million, down £15.0 million from the previous quarter. The business continued to grow in the first quarter of 2006, although pro forma OCF was impacted negatively by costs associated with the merger. Some of these costs can be expected to recur as we continue our drive to realize synergies from the Telewest merger. These costs include:

•      £16.3 million of merger and related fees incurred by Telewest, such as investment banking fees, lawyer fees and insurance costs arising from the merger.

•      £4.6 million of costs arising from accelerated payments under the Telewest long-term incentive plan as a result of the merger.

•      Planning and implementing the merger integration resulted in third party costs of £3.6 million, primarily relating to outside consultancy arrangements. These types of costs will increase and recur in future quarters. In the fourth quarter of 2005, these costs were £1.8 million.

•      The Company estimates additional selling, general and administrative expense (SG&A) of approximately £2.2 million due to the costs of our internal “merger office”, a department staffed by employees working predominantly on the integration of the two businesses. We expect increased SG&A from the merger office to recur in future quarters.

•      Pro forma adjustment of £1.9 million of additional stock based compensation expense (SBCE) from the revaluation of stock options issued to Telewest personnel, upon the merger. We anticipate that in our reported results for the second quarter, SBCE relating to old Telewest personnel will increase by approximately £3.1 million due primarily to the vesting of an additional tranche of options.

In addition to the items above, pro forma OCF for the full year will also be impacted by SBCE of approximately £10 million, reflecting options and restricted stock awarded to the enhanced management team and approximately £13 million due to a reduction in the amount of capitalized overhead attributable to capital projects. Both of these items are non-cash related. In addition, we believe 2006 pro forma OCF will be negatively impacted by increased energy costs of around £10 million due to nationwide increases in the price of electricity and gas as well as an estimated increase of around £10 million in bonus expenses, reflecting the fact that no annual bonus was paid to NTL employees in 2005.

OCF and pro forma OCF are non-GAAP measures. See Appendix F for reconciliation of non- GAAP measures to their nearest GAAP equivalents.

Operating income, loss from continuing operations and net loss

Operating income in the first quarter was £3.9 million, compared to £13.0 million in the first quarter of 2005. The increase in OCF arising from the acquisition of Telewest was offset by additional depreciation and amortization, also arising from the acquisition of Telewest, together with an increase in other charges. Other charges of £8.4 million in the first quarter represent employee termination and property exit costs in connection with the merger integration restructuring program.

Loss from continuing operations in the first quarter was £119.9 million, compared to £65.9 million in the first quarter of 2005. The increased loss was driven primarily by an increase in interest expense from the indebtedness incurred to acquire Telewest, a loss of £32.4 million on extinguishment of debt and a loss on derivative instruments of £9.2 million.

Net loss was £119.9 million in the first quarter compared to a profit of £455.8 million in the same quarter last year, which included a £514.6 million gain on the disposal of our Broadcast business.

Capital expenditure

Fixed asset additions (accrual basis) in the quarter was £117.8 million, an increase of £23.2 million as compared to the previous quarter, and an increase of £53.7 million as compared to the first quarter of 2005, due mainly to the acquisition of Telewest.

Pro forma fixed asset additions (accrual basis) in the quarter was £158.3 million, flat as compared to the previous quarter, and an increase of £42.2 million as compared to the first quarter of 2005 due mainly to an increase in scaleable infrastructure a large part of which related to expansion of broadband capacity and availability in old NTL’s network.

Fixed asset additions (accrual basis) and pro forma fixed asset additions (accrual basis) are non-GAAP financial measures. See Appendix F for reconciliation of non-GAAP measures to their nearest GAAP equivalents.

Net Debt

As of March 31, 2006, net debt was £5,385.1 million. This consisted of £3,200.0 million outstanding on the company’s Senior Credit Facilities, £1,809.0 million of Senior Bridge financing, £776.4 million of Senior notes, £111.7 million of capital leases and £6.3 million of other, offset by £518.3 million of cash and cash equivalents.

Net debt is a non-GAAP financial measure. See Appendix F for reconciliation of non-GAAP measures to their nearest GAAP equivalents.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors include: (1) the failure to obtain and retain expected synergies from the merger with Telewest and the proposed transaction with Virgin Mobile; (2) rates of success in executing, managing and integrating key acquisitions, including the merger with Telewest and the proposed transaction with Virgin Mobile; (3) the ability to achieve business plans for the combined company; (4) the ability to manage and maintain key customer relationships; (5) the ability to fund debt service obligations through operating cash flow; (6) the ability to obtain additional financing in the future and react to competitive and technological changes; (7) the ability to comply with restrictive covenants in NTL’s indebtedness agreements; (8) the ability to control customer churn; (9) the ability to compete with a range of other communications and content providers; (10) the effect of technological changes on NTL’s businesses; (11) the functionality or market acceptance of new products that NTL may introduce; (12) possible losses in revenues due to systems failures; (13) the ability to maintain and upgrade NTL’s networks in a cost-effective and timely manner; (14) the reliance on single-source suppliers for some equipment and software; (15) the ability to provide attractive programming at a reasonable cost; and (16) the extent to which NTL’s future earnings will be sufficient to cover its fixed charges.

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in NTL’s Form 10-K and NTL Holdings Inc.’s Form 10-K that were filed with the SEC on February 28, 2006 and March 1, 2006, respectively. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

NTL-Telewest Merger

On March 3, 2006, NTL Holdings Inc, (formerly known as NTL Incorporated) merged with a subsidiary of NTL Incorporated (formerly known as Telewest Global, Inc.) Because this transaction is accounted for as a reverse acquisition, the actual reported financial information included in this release is of the corporation now known as NTL Holdings Inc. for the period through March 3, 2006 and thereafter it reflects the reverse acquisition of Telewest Global, Inc. The pro forma financial information treats the merger as if it occurred at the beginning of the relevant year.

Non-GAAP Financial Measures

NTL uses non-GAAP measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity.

NTL evaluates operating performance based on several non-GAAP financial measures, including (i) operating income before depreciation, amortization and other charges (OCF), (ii) fixed asset additions (accrual basis) and (iii) net debt, as we believe these are important measures of the operational strength of our business.  Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income (loss), purchase of fixed assets and total liabilities, respectively, as indicators of our operating performance, expenditure for fixed assets and total liabilities.

The pro forma presentation of our financial results contained herein is non GAAP financial information. We have included the pro forma information to provide a useful basis for evaluating developments in our business over time, but it should not be viewed as a substitute for our GAAP financial information.

Please see Appendix F for a discussion of NTL’s use of non-GAAP financial measures.

Appendices:

A)   Financial Statements

•      Condensed Consolidated Statement of Operations

•      Condensed Consolidated Balance Sheet

•      Condensed Consolidated Statement of Cashflows

•      Quarterly Condensed Consolidated Statement of Operations

B)    Residential Operations statistics

C)    Segmental Analysis

D)    Fixed Asset Additions (accrual basis)

E)    Pro Forma Combined Condensed Financial Information

F)    Use of non-GAAP Financial Measures and Reconciliations to GAAP

Appendices

A)            Financial Statements

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in £ millions, except per share data) (unaudited)

	3 months ended March 31,
	2006	2005

Revenue	611.4	497.8

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(254.9)	(206.9)
Selling, general and administrative expenses	(158.1)	(119.8)
Other charges	(8.4)	(0.4)
Depreciation	(149.3)	(130.3)
Amortization	(36.8)	(27.4)
Total costs and expenses	(607.5)	(484.8)
Operating income	3.9	13.0

Other income (expense)
Interest income and other, net	8.6	6.5
Interest expense	(83.8)	(70.1)
Share of income from equity investments	1.4	—
Foreign currency transaction losses	(10.0)	(4.0)
Loss on extinguishment of debt	(32.4)	—
Losses on derivative instruments	(9.2)	—
Loss from continuing operations before income taxes, minority interest and cumulative effect of change in accounting principle	(121.5)	(54.6)
Income tax expense	—	(11.3)
Minority interest income	0.4	—
Cumulative effect of change in accounting principle	1.2	—
Loss from continuing operations	(119.9)	(65.9)

Discontinued operations
Income from discontinued operations before income taxes	—	7.3
Gain on disposal of assets	—	514.6
Income tax expense	—	(0.2)
Income from discontinued operations	0.0	521.7
Net (loss) income	(119.9)	455.8

Basic and diluted (loss) from continuing operations per share	£(0.49)	£(0.30)

Basic and diluted income from discontinued operations per share	£0.00	£2.41

Basic and diluted net (loss) income per share	£(0.49)	£2.11

Average number of shares outstanding	245.5	216.5

CONDENSED CONSOLIDATED BALANCE SHEET

(in £ millions)

	March 31,	December 31,
	2006	2005
	(Unaudited)	(See Note)
Assets
Current assets
Cash and cash equivalents	518.3	735.2
Restricted cash	7.5	3.4
Marketable securities	—	96.9
Accounts receivable - trade, less allowance for doubtful accounts of £39.7 (2006) and £41.7 (2005)	344.5	191.8
Inventory for re-sale	9.1	—
Prepaid expenses and other current assets	119.7	112.4
Total current assets	999.1	1,139.7

Fixed assets, net	6,227.0	3,294.9
Goodwill	1,350.5	—
Reorganization value in excess of amounts allocable to identifiable assets	193.0	193.0
Customer lists, net	1,017.2	247.6
Other intangible assets, net	71.2	2.4
Investments in and loans to affiliates, net	370.5	—
Programming inventory	37.4	—
Other assets, net of accumulated amortization of £10.5 (2006) and £32.2 (2005)	131.1	110.9
Total assets	10,397.0	4,988.5

Liabilities and shareholders' equity
Current liabilities
Accounts payable	309.4	176.9
Accrued expenses and other current liabilities	580.6	291.1
Interest payable	56.7	37.8
Deferred revenue	233.0	103.2
Due to affiliates	0.9	—
Current portion of long-term debt	53.5	0.8
Total current liabilities	1,234.1	609.8

Long-term debt, net of current portion	5,849.9	2,279.2
Deferred revenue and other long-term liabilities	169.1	134.3
Defered income taxes	138.8	9.2
Minority Interest	0.6	1.0
Total liabilities	7,392.5	3,033.5
Commitments and contingent liabilities

Shareholders' equity
Common stock	1.6	1.2
Additional paid-in capital	3,744.2	2,671.0
Treasury stock	—	(114.0)
Accumulated other comprehensive income	27.3	45.5
Accumulated deficit	(768.6)	(648.7)
Total shareholders' equity	3,004.5	1,955.0
Total liabilities and shareholders' equity	10,397.0	4,988.5

Note: The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date.

CONDENSED CONSOLIDATED STATEMENT OF CASHFLOWS

(in £ millions) (unaudited)

	3 months ended March 31,
	2006	2005

Net cash provided by operating activities	207.3	157.4

Investing activities
Purchase of fixed assets	(135.3)	(73.8)
Investments in and loans to affiliates	4.9	—
Acquisition of subsidiaries, net of cash acquired	(1,999.2)	—
Proceeds from the sale of fixed assets	0.7	—
Decrease (increase) in restricted cash	4.2	(2.0)
Proceeds from sale of broadcast operations, net	—	1,221.4
Net cash (used in) provided by investing activites	(2,124.7)	1,145.6

Financing activities
Proceeds from employee stock option exercises	27.2	0.4
Purchase of stock	—	(69.2)
New borrowings	5,000.0	—
Principal payments on long-term debt	(3,241.3)	(500.2)
Financing fees	(80.0)	—
Net cash provided by (used in) financing activities	1,705.9	(569.0)

Cash flow from discontinued operations
Net cash used by operating activities	—	(6.0)
Net cash used by investing activities	—	(3.0)
Net cash used in discontinued operations	—	(9.0)

Effect of exchange rate changes on cash and cash equivalents	(5.4)	(7.4)

(Decrease) increase in cash and cash equivalents	(216.9)	717.6

Cash and cash equivalents, beginning of period	735.2	125.2
Cash and cash equivalents, end of period	£518.3	£842.8

QUARTERLY CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

( £ millions, except share and per share data) (unaudited)

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2006	2005	2005	2005	2005

Revenue	611.4	484.6	482.7	482.5	497.8

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(254.9)	(205.2)	(200.2)	(196.0)	(206.9)
Selling, general and administrative expenses	(158.1)	(124.7)	(116.2)	(122.3)	(119.8)
Other charges	(8.4)	(22.4)	(1.3)	(0.7)	(0.4)
Depreciation	(149.3)	(139.5)	(142.3)	(129.6)	(130.3)
Amortization	(36.8)	(27.2)	(27.4)	(27.5)	(27.4)
Total costs and expenses	(607.5)	(519.0)	(487.4)	(476.1)	(484.8)
Operating income (loss)	3.9	(34.4)	(4.7)	6.4	13.0

Other income (expense)
Interest income and other, net	8.6	7.8	6.8	8.3	6.5
Interest expense	(83.8)	(55.6)	(51.7)	(58.4)	(70.1)
Share of income from equity investments	1.4	0.9	(0.2)	0.2	—
Foreign currency transaction losses	(10.0)	35.2	(13.1)	(12.8)	(4.0)
Loss on extinguishment of debt	(32.4)	—	(2.0)	—	—
Loss on derivative instruments	(9.2)	—	—	—	—
Loss from continuing operations before income taxes, minority interest and cumulative effect of change in accounting principle	(121.5)	(46.1)	(64.9)	(56.3)	(54.6)
Income tax expense	—	(10.1)	12.4	(9.8)	(11.3)
Minority interest income	0.4	—	(1.0)	—	—
Cumulative effect of change in accounting principle	1.2	—	—	—	—
Loss from continuing operations	(119.9)	(56.2)	(53.5)	(66.1)	(65.9)

Discontinued operations
Income from discontinued operations before income taxes	—	0.2	—	(1.8)	7.3
Gain on disposal of assets	—	(0.2)	1.4	141.4	514.6
Income tax expenses	—	—	—	—	(0.2)
Income from discontinued operations	0.0	0.0	1.4	139.6	521.7
Net (loss) income	(119.9)	(56.2)	(52.1)	73.5	455.8

Basic and diluted (loss) from continuing operations per share	£(0.49)	£(0.26)	£(0.25)	£(0.31)	£(0.30)

Basic and diluted income from discontinued operations per share	£0.00	£0.00	£0.01	£0.65	£2.41

Basic and diluted net (loss) income per share	£(0.49)	£(0.26)	£(0.24)	£0.34	£2.11

Average number of shares outstanding	245.5	212.8	212.8	212.8	216.5

B)            RESIDENTIAL OPERATIONS STATISTICS

(data in 000’s except percentages, RGU/Customer and ARPU)

	Pro forma new NTL (1)
	Q1-06	Q4-05	Q3-05	Q2-05	Q1-05
Customers
Opening Customers	4,958.0	4,945.4	4,893.1	4,830.6	4,774.9
Data Cleanse (2)	0.0	(18.1)	0.0	0.0	0.0
Adjusted Opening Customers	4,958.0	4,927.3	4,893.1	4,830.6	4,774.9

Gross customer adds	218.1	248.9	271.9	250.8	235.7
Total Customer disconnections	(192.3)	(208.2)	(219.6)	(188.3)	(180.0)
Net customer adds	25.8	40.7	52.3	62.5	55.7
Reduction to customer count (3)	0.0	(10.0)	0.0	0.0	0.0
Closing Customers	4,983.8	4,958.0	4,945.4	4,893.1	4,830.6

Monthly customer churn %	1.3%	1.4%	1.5%	1.4%	1.3%

RGUS
Opening RGUs	10,200.6	10,040.2	9,837.5	9,641.4	9,455.6
Data Cleanse (2)	0.0	(43.1)	0.0	0.0	0.0
Adjusted Opening RGUs	10,200.6	9,997.1	9,837.5	9,641.4	9,455.6
Net RGU adds	205.1	215.8	202.7	196.1	186.1
Reduction to RGU count (3)	0.0	(12.3)	0.0	0.0	(0.3)
Closing RGUs	10,405.7	10,200.6	10,040.2	9,837.5	9,641.4

Net RGU Adds
Telephone	8.1	0.8	2.6	33.1	29.7
Television	5.6	23.3	(5.0)	13.2	(11.9)
DTV	70.6	85.5	42.9	57.1	32.8
Broadband	191.4	191.7	205.1	149.8	168.4
Total Net RGU Adds	205.1	215.8	202.7	196.1	186.1

Revenue Generating Units (RGUs)
Telephone	4,268.1	4,260.0	4,285.0	4,282.4	4,249.3
Television	3,315.9	3,310.3	3,288.7	3,293.6	3,280.5
DTV	2,786.5	2,715.9	2,637.5	2,594.6	2,537.6
Broadband	2,821.7	2,630.3	2,466.5	2,261.4	2,111.6
Total RGUs	10,405.7	10,200.6	10,040.2	9,837.5	9,641.4

RGU / Customer	2.09	2.06	2.03	2.01	2.00

Internet Customers
Dial-up (metered)	46.6	56.8	64.5	72.4	81.5
Dial-up (unmetered)	87.4	117.2	146.6	192.2	230.7
DTV Access	6.4	7.6	8.0	8.4	6.9
Total Dial-up and DTV access customers	140.4	181.6	219.0	273.0	319.1
Broadband	2,821.7	2,630.3	2,466.5	2,261.4	2,111.6
Total Internet	2,962.1	2,811.9	2,685.6	2,534.5	2,430.7

Bundled Customers
Dual RGU	1,939.1	2,033.2	2,114.5	2,184.6	2,225.7
Triple RGU	1,741.4	1,604.6	1,490.2	1,379.9	1,292.6
Percentage of dual or triple RGUs	73.8%	73.4%	72.9%	72.8%	72.8%
Percentage of triple RGUs	34.9%	32.4%	30.1%	28.2%	26.8%

ARPU
Combined	£41.50	£41.27	£41.28	£41.63	£42.48
NTL	£39.28	£38.96	£38.99	£39.69	£40.75
Telewest	£45.15	£45.13	£45.11	£44.84	£45.34
	.
Homes Marketable On-net
Telephone	12,311.2	12,299.7	12,288.5	12,273.1	12,260.9
ATV	12,656.7	12,652.8	12,633.9	12,621.2	12,607.0
DTV	11,989.2	11,972.3	11,941.7	11,926.1	11,846.1
Broadband	11,745.7	11,613.6	11,583.2	11,567.9	11,447.3
Total homes	12,656.7	12,652.8	12,633.9	12,621.2	12,607.0

Penetration of Homes Marketable On-net
Telephone	34.7%	34.6%	34.9%	34.9%	34.7%
Television - Total	26.2%	26.2%	26.0%	26.1%	26.0%
Television - DTV	23.2%	22.7%	22.1%	21.8%	21.4%
Broadband	24.0%	22.6%	21.3%	19.5%	18.4%
Total Customer	39.4%	39.2%	39.1%	38.8%	38.3%

Notes:

(1)           Subscriber information is on a pro forma combined basis assuming that the Telewest and NTL merger had occurred on January 1, 2005 and reflects Telewest and NTL reported on-net with prior periods restated for policy alignments where applicable.

(2)           Data cleanse activity in Q4-05 resulted in a decrease in ntl of 18,100 customers and 43,100 RGUs, a decrease of approximately 17,700 Telco, 26,600 Broadband and an increase of 1,300 net TV RGUs.

(3)           Review of inactive backlog customers in Q4-05 resulted in an adjustment to remove 10,000 inactive backlog disconnects representing 12,300 RGUs

(4)           A table showing NTL operational statistics for Q1-06 on an actual reported basis reflecting the merger with Telewest on March 3, 2006 can be found in our Form 10Q for Q1-06, expected to be filed with the SEC on May 9, 2006.

RESIDENTIAL OPERATIONS STATISTICS

(data in 000’s except percentages, RGU/Customer and ARPU)

	Old Telewest (1&4)					Old NTL on-net (1)
	Q1-06	Q4-05	Q3-05	Q2-05	Q1-05	Q1-06	Q4 05	Q3-05	Q2-05	Q1-05
Customers
Opening Customers	1,868.2	1,848.1	1,837.2	1,822.5	1,799.6	3,089.8	3,097.3	3,055.9	3,008.1	2,975.3
Data Cleanse (2)							(18.1)
Adjusted Opening Customers	1,868.2	1,848.1	1,837.2	1,822.5	1,799.6	3,089.8	3,079.2	3,055.9	3,008.1	2,975.3

Gross customer adds	79.2	86.1	89.5	79.4	78.7	138.9	162.8	182.4	171.4	157.0
Total Customer disconnections	(60.6)	(66.0)	(78.6)	(64.7)	(55.7)	(131.7)	(142.2)	(141.0)	(123.6)	(124.2)
Net customer adds	18.6	20.1	10.9	14.7	23.0	7.2	20.6	41.4	47.8	32.8
Reduction to customer count (3)							(10.0)	0.0	0.0	0.0
Closing Customers	1,886.8	1,868.2	1,848.1	1,837.2	1,822.5	3,097.0	3,089.8	3,097.3	3,055.9	3,008.1

Monthly customer churn %	1.1%	1.2%	1.4%	1.2%	1.0%	1.5%	1.6%	1.6%	1.5%	1.5%

RGUS
Opening RGUs	4,059.6	3,955.2	3,873.8	3,784.8	3,671.4	6,141.0	6,085.0	5,963.7	5,856.6	5,784.2
Data Cleanse (2)							(43.1)
Adjusted Opening RGUs	4,059.6	3,955.2	3,873.8	3,784.8	3,671.4	6,141.0	6,041.9	5,963.7	5,856.6	5,784.2
Net RGU adds	105.3	104.4	81.4	89.0	113.4	99.8	111.4	121.3	107.1	72.7
Reduction to RGU count (3)							(12.3)	0.0	0.0	(0.3)
Closing RGUs	4,164.9	4,059.6	3,955.2	3,873.8	3,784.8	6,240.8	6,141.0	6,085.0	5,963.7	5,856.6

Net RGU Adds
Telephone	11.5	0.5	(2.8)	11.6	17.3	(3.4)	0.3	5.4	21.5	12.4
Television	3.3	19.0	16.8	11.3	7.7	2.3	4.3	(21.8)	1.9	(19.6)
DTV	21.4	42.6	38.6	39.9	27.3	49.2	42.9	4.2	17.2	5.4
Broadband	90.5	84.9	67.3	66.1	88.5	100.9	106.8	137.7	83.7	79.9
Total Net RGU Adds	105.3	104.4	81.4	89.0	113.4	99.8	111.4	121.3	107.1	72.7

Revenue Generating Units (RGUs)
Telephone	1,698.4	1,686.9	1,686.4	1,689.2	1,677.6	2,569.7	2,573.1	2,598.6	2,593.2	2,571.7
Television	1,370.9	1,367.6	1,348.6	1,331.7	1,320.5	1,945.0	1,942.7	1,940.1	1,961.9	1,960.0
DTV	1,292.2	1,270.8	1,228.2	1,189.5	1,149.6	1,494.3	1,445.1	1,409.3	1,405.1	1,387.9
Broadband	1,095.6	1,005.1	920.2	852.8	786.7	1,726.1	1,625.2	1,546.3	1,408.6	1,324.9
Total RGUs	4,164.9	4,059.6	3,955.2	3,873.8	3,784.8	6,240.8	6,141.0	6,085.0	5,963.7	5,856.6

RGU / Customer	2.21	2.17	2.14	2.11	2.08	2.02	1.99	1.96	1.95	1.95

Internet Customers
Dial-up (metered)	15.4	19.6	23.6	25.0	29.4	31.2	37.2	40.9	47.4	52.1
Dial-up (unmetered)	28.9	38.3	49.5	65.5	85.9	58.5	78.9	97.0	126.7	144.8
DTV Access						6.4	7.6	8.0	8.4	6.9
Total Dial-up and DTV access customers	44.3	57.9	73.2	90.6	115.3	96.1	123.7	145.9	182.5	203.8
Broadband	1,095.6	1,005.1	920.2	852.8	786.7	1,726.1	1,625.2	1,546.3	1,408.6	1,324.9
Total Internet	1,139.9	1,063.0	993.4	943.4	902.0	1,822.2	1,748.9	1,692.2	1,591.1	1,528.7

Bundled Customers
Dual RGU	756.9	794.0	812.6	831.7	857.7	1,182.2	1,239.2	1,301.9	1,352.9	1,368.0
Triple RGU	760.6	698.6	647.3	602.4	552.3	980.8	906.0	842.9	777.5	740.3
Percentage of dual or triple RGUs	80.4%	79.9%	79.0%	78.1%	77.4%	69.8%	69.4%	69.2%	69.7%	70.1%
Percentage of triple RGUs	40.3%	37.4%	35.0%	32.8%	30.3%	31.7%	29.3%	27.2%	25.4%	24.6%

ARPU	£45.15	£45.13	£45.11	£44.84	£45.34	£39.28	£38.96	£38.99	£39.69	£40.75

Homes Marketable On-net
Telephone	4,701.2	4,698.4	4,696.4	4,694.0	4,691.7	7,610.0	7,601.3	7,592.0	7,579.1	7,569.2
ATV	4,702.9	4,700.8	4,698.1	4,698.5	4,694.5	7,953.8	7,952.0	7,935.8	7,922.7	7,912.6
DTV	4,568.5	4,525.2	4,503.9	4,501.2	4,451.4	7,420.7	7,447.1	7,437.8	7,424.9	7,394.6
Broadband	4,568.5	4,525.2	4,503.9	4,501.2	4,451.4	7,177.2	7,088.4	7,079.3	7,066.7	6,995.9

Penetration of Homes Marketable On-net
Telephone	36.1%	35.9%	35.9%	36.0%	35.8%	33.8%	33.9%	34.2%	34.2%	34.0%
Television - Total	29.1%	29.1%	28.7%	28.3%	28.1%	24.5%	24.4%	24.4%	24.8%	24.8%
Television - DTV	28.3%	28.1%	27.3%	26.4%	25.8%	20.1%	19.4%	18.9%	18.9%	18.8%
Broadband	24.0%	22.2%	20.4%	18.9%	17.7%	24.0%	22.9%	21.8%	19.9%	18.9%
Total Customer	40.1%	39.7%	39.3%	39.1%	38.8%	38.9%	38.9%	39.0%	38.6%	38.0%

Notes:

(1)           Subscriber information reflects Telewest and NTL reported on-net with prior periods restated for policy alignments where applicable.

(2)           Data cleanse activity in Q4-05 resulted in a decrease in ntl of 18,100 customers and 43,100 RGUs, a decrease of approximately 17,700 Telco, 26,600 Broadband and an increase of 1,300 net TV RGUs.

(3)           Review of inactive backlog customers in Q4-05 resulted in an adjustment to remove 10,000 inactive backlog disconnects representing 12,300 RGUs.

(4)           Old Telewest operational statistics given above for Q1-06 are for the full 3 months ended March 31, 2006, on a pro forma basis including the period prior to the merger with NTL.

C)    SEGMENTAL ANALYSIS

(£millions) (unaudited)

Actual Reported

	Three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2006	2005	2005	2005	2005
Revenue
Cable segment
Consumer	461.7	379.4	377.5	378.9	384.2
Business	122.8	105.2	105.2	103.6	113.6
Total	584.5	484.6	482.7	482.5	497.8
Inter segment revenue	(0.3)	—	—	—	—
	584.2	484.6	482.7	482.5	497.8
Content segment
Flextech	12.8	—	—	—	—
Sit-up	16.2	—	—	—	—
Total	29.0	—	—	—	—
Inter segment revenue	(1.8)	—	—	—	—
	27.2	—	—	—	—

Total revenue	611.4	484.6	482.7	482.5	497.8

Segment OCF
Cable segment OCF	195.4	154.7	166.3	164.2	171.1
Content segment OCF	3.0	—	—	—	—
OCF (Total)	198.4	154.7	166.3	164.2	171.1

Pro forma

	Three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2006	2005	2005	2005	2005
Revenue
Cable segment
Consumer	637.2	631.6	626.7	641.2	630.5
Business	165.6	168.2	169.1	166.2	174.3
Total	802.8	799.8	795.8	807.4	804.8
Inter segment revenue	(0.5)	(0.4)	(0.7)	(0.8)	(0.7)
	802.3	799.4	795.1	806.6	804.1
Content segment
Flextech	39.9	37.7	36.0	34.4	34.0
Sit-up	51.9	84.1	57.5	24.1	—
Total	91.8	121.8	93.5	58.5	34.0
Inter segment revenue	(5.3)	(5.1)	(5.4)	(5.2)	(4.9)
	86.5	116.7	88.1	53.3	29.1

Total revenue	888.8	916.1	883.2	859.9	833.2

Segment OCF
Cable segment OCF	267.6	283.2	299.5	312.3	296.7
Content segment OCF	9.4	8.8	7.8	6.1	4.0
OCF (Total)	277.0	292.0	307.3	318.4	300.7

Note: Segment OCF includes inter segment revenue and costs as applicable. OCF is a non-GAAP financial measure - see Appendix F

D)            Fixed Asset Additions (Accrual Basis)

(£millions) (unaudited)

	3 months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2006	2005	2005	2005	2005

NCTA Fixed Asset Additions
CPE	40.1	31.6	32.0	29.3	29.7
Scaleable Infrastructure	52.1	48.7	27.8	22.2	20.2
Commercial	11.4	6.2	8.2	4.9	3.6
Line extensions	0.5	0.0	0.0	0.0	0.0
Upgrade/Rebuild	3.8	2.5	2.3	2.8	2.3
Support Capital	9.5	7.5	6.3	10.6	8.4
Total NCTA Fixed Asset Additions	117.4	96.5	76.6	69.8	64.2

Non NCTA Fixed Asset Additions	0.4	(1.9)	(0.3)	0.4	(0.1)

Total Fixed Asset Additions (Accrual Basis)	117.8	94.6	76.3	70.2	64.1

Change in capital accruals	17.5	(22.8)	(4.4)	0.4	9.7

Total Purchase of Fixed Assets	135.3	71.8	71.9	70.6	73.8

Note: Ntl is not a member of NCTA and is providing this information solely for comparative purposes. Fixed asset additions (accrual basis) are from continuing operations. See Appendix F for a discussion of the use of fixed asset additions (accrual basis) as a non- GAAP measure and the reconciliation of fixed asset additions (accrual basis) to GAAP purchase of fixed assets.

E) PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

(£millions) (unaudited)

	Three months ended
	March 31	December 31	September 30	June 30	March 31
	2006	2005	2005	2005	2005

Revenue	888.8	916.1	883.2	859.9	833.2
Costs and expenses

Operating costs (exclusive of depreciation shown separately below)	(369.0)	(399.1)	(362.0)	(331.4)	(327.5)
Selling, general and administrative expenses	(242.8)	(225.0)	(213.9)	(210.1)	(205.0)
Other charges	(8.9)	(22.4)	(1.3)	(0.7)	(0.4)
Depreciation	(210.4)	(229.2)	(232.0)	(219.3)	(220.0)
Amortization	(58.6)	(59.8)	(60.0)	(60.1)	(60.0)
	(889.7)	(935.5)	(869.2)	(821.6)	(812.9)
Operating income (loss)	(0.9)	(19.4)	14.0	38.3	20.3
Other income (expense)
Interest income and other, net	8.3	7.4	6.0	8.0	4.5
Interest expense	(112.0)	(126.9)	(119.2)	(121.4)	(111.3)
(Loss) on extinguishment of debt	(32.4)	—	(2.0)	—	(57.8)
Other, net	(9.2)	4.0	—	1.0	0.3
Share of income from equity investments	5.0	2.5	3.9	7.5	6.0
Foreign currency transaction (losses) gains	(8.6)	33.0	(13.9)	(15.4)	(8.2)
(Loss) from continuing operations before income taxes	(149.8)	(99.4)	(111.2)	(82.0)	(146.2)
Income tax (expense) benefit	—	(12.6)	12.9	(9.5)	(11.3)
Minority interest	0.4	—	(1.0)	—	—
Cumulative effect of a change in accounting principle	2.0	—	—	—	—
(Loss) from continuing operations	(147.4)	(112.0)	(99.3)	(91.5)	(157.5)

Reconciliation of Pro Forma OCF to Pro Forma Operating income (loss)

Pro Forma OCF	277.0	292.0	307.3	318.4	300.7
Less:
Other charges	(8.9)	(22.4)	(1.3)	(0.7)	(0.4)
Depreciation	(210.4)	(229.2)	(232.0)	(219.3)	(220.0)
Amortization	(58.6)	(59.8)	(60.0)	(60.1)	(60.0)

Pro Forma Operating income (loss)	(0.9)	(19.4)	14.0	38.3	20.3

The pro forma information presented in these schedules in respect of the three months ended March 31, 2006 has been prepared on a basis as if the merger with Telewest had occurred on January 1, 2006 and the pro forma information in respect of the three months ended on each of March 31, June 30, September 30 and December 31, 2005 has been prepared on a basis as if the merger with Telewest had occurred on January 1, 2005 and includes adjustments to reflect the purchase accounting impact on our historical results. Readers should refer to the notes herein for further explanation of the adjustments made. The presentation does not include all the information and footnotes required by generally accepted accounting principles in the United States to be included in pro forma financial statements.

These pro forma operating results are not necessarily indicative of the results that would have been achieved if the merger had occurred on January 1, 2006 or January 1, 2005, and undue reliance should not be placed on this information.

Proforma Combined Condensed Financial Information

Three months ended March 31, 2006 (in £ millions) (unaudited)

	NTL Inc.	Telewest	Total	Pro Forma
	As reported	Jan 1 - Mar 3	Adjustments	Combined

Revenue	611.4	279.9	(2.5)	888.8
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(254.9)	(88.5)	(25.6)	(369.0)
Selling, general and administrative expenses	(158.1)	(110.0)	25.3	(242.8)
Other charges	(8.4)	(0.5)	—	(8.9)
Depreciation	(149.3)	(66.1)	5.0	(210.4)
Amortization	(36.8)	(8.4)	(13.4)	(58.6)
	(607.5)	(273.5)	(8.7)	(889.7)
Operating income (loss)	3.9	6.4	(11.2)	(0.9)
Other income (expense)
Interest income and other, net	8.6	4.0	(4.3)	8.3
Interest expense	(83.8)	(22.2)	(6.0)	(112.0)
(Loss) on extinguishment of debt	(32.4)	—	—	(32.4)
Other, net	(9.2)	—	—	(9.2)
Share of income from equity investments	1.4	3.6	—	5.0
Foreign currency transaction (losses) gains	(10.0)	1.4	—	(8.6)

(Loss) from continuing operations before income taxes	(121.5)	(6.8)	(21.5)	(149.8)
Income tax (expense) benefit	—	—	—	—
Minority interest	0.4	—	—	0.4
Cumulative effect of a change in accounting principle	1.2	0.8	—	2.0
(Loss) from continuing operations	(119.9)	(6.0)	(21.5)	(147.4)

For the three months ended March 31, 2006, the unaudited pro forma combined condensed financial information contains the actual combined operating results of NTL Inc. with the results of Telewest for the period from January 1, 2006 to March 3, 2006 adjusted to include the pro forma impact of: the elimination of transactions between the former NTL and the former Telewest; the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation; the adjustment of interest income based on the reduced cash balance after the merger transaction; the adjustment of interest expense based on the refinancing in March 2006 using the new senior credit facility and bridge facility borrowing rates; to reflect the impact of income taxes on the pro forma adjustments utilizing NTL's statutory tax rate of 35% and certain accounting policy alignment adjustments. Readers can refer to the Unaudited Pro Forma Combined Condensed Financial Data expected to be filed on Form 8- K/A on May 9, 2006, for detailed descriptions of the adjustments made to this information.

Proforma Combined Condensed Financial Information

Three months ended December 31, 2005 (in £ millions) (unaudited)

	Historical	Historical	Total	Pro Forma
	NTL	Telewest	adjustments	Combined

Revenue	484.6	434.5	(3.0)	916.1
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(205.2)	(163.9)	(30.0)	(399.1)
Selling, general and administrative expenses	(124.7)	(133.8)	33.5	(225.0)
Other charges	(22.4)	—	—	(22.4)
Depreciation	(139.5)	(97.9)	8.2	(229.2)
Amortization	(27.2)	(16.0)	(16.6)	(59.8)
	(519.0)	(411.6)	(4.9)	(935.5)
Operating income (loss)	(34.4)	22.9	(7.9)	(19.4)
Other income (expense)
Interest income and other, net	7.8	6.1	(6.5)	7.4
Interest expense	(55.6)	(43.1)	(28.2)	(126.9)
(Loss) on extinguishment of debt	—	—	—	—
Other, net	0.9	3.1	—	4.0
Share of income from equity investments	—	2.5	—	2.5
Foreign currency transaction (losses) gains	35.2	(2.2)	—	33.0

(Loss) from continuing operations before income taxes	(46.1)	(10.7)	(42.6)	(99.4)
Income tax (expense) benefit	(10.1)	(2.5)	—	(12.6)
Minority interest	—	—	—	—
(Loss) from continuing operations	(56.2)	(13.2)	(42.6)	(112.0)

For the three months ended December 31, 2005, the unaudited pro forma combined condensed financial information contains the actual combined operating results of NTL and the former Telewest adjusted to include the pro forma impact of: the elimination of transactions between the former NTL and the former Telewest; the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation; the adjustment of interest income based on the reduced cash balance after the transaction; the adjustment of interest expense based on the refinancing in March 2006 using the new senior credit facility and bridge facility borrowing rates; to reflect the impact of income taxes on the pro forma adjustments utilizing NTL's statutory tax rate of 35% and certain accounting policy alignment adjustments. Readers can refer to the Unaudited Pro Forma Combined Condensed Financial Data expected to be filed on Form 8-K/A on May 9, 2006, for detailed descriptions of the adjustments made to this information.

Proforma Combined Condensed Financial Information

Three months ended September 30, 2005 (in £ millions) (unaudited)

	Historical	Historical	Total	Pro Forma
	NTL	Telewest	adjustments	Combined

Revenue	482.7	403.7	(3.2)	883.2
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(200.2)	(133.0)	(28.8)	(362.0)
Selling, general and administrative expenses	(116.2)	(128.5)	30.8	(213.9)
Other charges	(1.3)	—	—	(1.3)
Depreciation	(142.3)	(99.4)	9.7	(232.0)
Amortization	(27.4)	(9.4)	(23.2)	(60.0)
	(487.4)	(370.3)	(11.5)	(869.2)
Operating income (loss)	(4.7)	33.4	(14.7)	14.0
Other income (expense)
Interest income and other, net	6.8	5.7	(6.5)	6.0
Interest expense	(51.7)	(38.9)	(28.6)	(119.2)
(Loss) on extinguishment of debt	(2.0)	—	—	(2.0)
Other, net	—	—	—	—
Share of income from equity investments	(0.2)	4.1	—	3.9
Foreign currency transaction (losses) gains	(13.1)	(0.8)	—	(13.9)

(Loss) from continuing operations before income taxes	(64.9)	3.5	(49.8)	(111.2)
Income tax (expense) benefit	12.4	0.5	—	12.9
Minority interest	(1.0)	—	—	(1.0)
(Loss) from continuing operations	(53.5)	4.0	(49.8)	(99.3)

For the three months ended September 30, 2005, the unaudited pro forma combined condensed financial information contains the actual combined operating results of NTL and the former Telewest adjusted to include the pro forma impact of: the elimination of transactions between the former NTL and the former Telewest; the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation; the adjustment of interest income based on the reduced cash balance after the transaction; the adjustment of interest expense based on the refinancing in March 2006 using the new senior credit facility and bridge facility borrowing rates; to reflect the impact of income taxes on the pro forma adjustments utilizing NTL's statutory tax rate of 35% and certain accounting policy alignment adjustments. Readers can refer to the Unaudited Pro Forma Combined Condensed Financial Data expected to be filed on Form 8-K/A on May 9, 2006, for detailed descriptions of the adjustments made to this information.

Proforma Combined Condensed Financial Information

Three months ended June 30, 2005 (in £ millions) (unaudited)

	Historical	Historical	Total	Pro Forma
	NTL	Telewest	adjustments	Combined

Revenue	482.5	380.7	(3.3)	859.9
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(196.0)	(104.0)	(31.4)	(331.4)
Selling, general and administrative expenses	(122.3)	(118.6)	30.8	(210.1)
Other charges	(0.7)	—	—	(0.7)
Depreciation	(129.6)	(101.0)	11.3	(219.3)
Amortization	(27.5)	(9.3)	(23.3)	(60.1)
	(476.1)	(332.9)	(12.6)	(821.6)
Operating income (loss)	6.4	47.8	(15.9)	38.3
Other income (expense)
Interest income and other, net	8.3	6.2	(6.5)	8.0
Interest expense	(58.4)	(40.5)	(22.5)	(121.4)
(Loss) on extinguishment of debt	—	—	—	—
Other, net	—	1.0	—	1.0
Share of income from equity investments	0.2	7.3	—	7.5
Foreign currency transaction (losses) gains	(12.8)	(2.6)	—	(15.4)

(Loss) from continuing operations before income taxes	(56.3)	19.2	(44.9)	(82.0)
Income tax (expense) benefit	(9.8)	0.3	—	(9.5)
Minority interest	—	—	—	—
(Loss) from continuing operations	(66.1)	19.5	(44.9)	(91.5)

For the three months ended June 30, 2005, the unaudited pro forma combined condensed financial information contains the actual combined operating results of NTL and the former Telewest adjusted to include the pro forma impact of: the elimination of transactions between the former NTL and the former Telewest; the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation; the adjustment of interest income based on the reduced cash balance after the transaction; the adjustment of interest expense based on the refinancing in March 2006 using the new senior credit facility and bridge facility borrowing rates; to reflect the impact of income taxes on the pro forma adjustments utilizing NTL's statutory tax rate of 35% and certain accounting policy alignment adjustments. Readers can refer to the Unaudited Pro Forma Combined Condensed Financial Data expected to be filed on Form 8-K/A on May 9, 2006, for detailed descriptions of the adjustments made to this information.

Proforma Combined Condensed Financial Information

Three months ended March 31, 2005 (in £ millions) (unaudited)

	Historical	Historical	Total	Pro Forma
	NTL	Telewest	adjustments	Combined

Revenue	497.8	338.6	(3.2)	833.2
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(206.9)	(89.2)	(31.4)	(327.5)
Selling, general and administrative expenses	(119.8)	(115.2)	30.0	(205.0)
Other charges	(0.4)	—	—	(0.4)
Depreciation	(130.3)	(100.9)	11.2	(220.0)
Amortization	(27.4)	(9.3)	(23.3)	(60.0)
	(484.8)	(314.6)	(13.5)	(812.9)
Operating income (loss)	13.0	24.0	(16.7)	20.3
Other income (expense)
Interest income and other, net	6.5	4.5	(6.5)	4.5
Interest expense	(70.1)	(29.2)	(12.0)	(111.3)
(Loss) on extinguishment of debt	—	—	(57.8)	(57.8)
Other, net	—	0.3	—	0.3
Share of income from equity investments	—	6.0	—	6.0
Foreign currency transaction (losses) gains	(4.0)	(4.2)	—	(8.2)

(Loss) from continuing operations before income taxes	(54.6)	1.4	(93.0)	(146.2)
Income tax (expense) benefit	(11.3)	—	—	(11.3)
Minority interest	—	—	—	—
(Loss) from continuing operations	(65.9)	1.4	(93.0)	(157.5)

For the three months ended March 31, 2005, the unaudited pro forma combined condensed financial information contains the actual combined operating results of NTL and the former Telewest adjusted to include the pro forma impact of: the elimination of transactions between the former NTL and the former Telewest; the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation; the adjustment of interest income based on the reduced cash balance after the transaction; the adjustment of interest expense based on the refinancing in March 2006 using the new senior credit facility and bridge facility borrowing rates; to reflect the impact of income taxes on the pro forma adjustments utilizing NTL's statutory tax rate of 35% and certain accounting policy alignment adjustments. Readers can refer to the Unaudited Pro Forma Combined Condensed Financial Data expected to be filed on Form 8-K/A on May 9, 2006, for detailed descriptions of the adjustments made to this information.

F) Non GAAP Measures

Use of non- GAAP Financial Measures and Reconciliation to GAAP

Operating income before depreciation, amortization and other charges (OCF)

Operating income before depreciation, amortization and other charges, which we refer to as OCF, is not a financial measure recognised under GAAP.  OCF represents our earnings before interest, taxes, depreciation and amortisation, other charges, share of income from equity investments, loss on extinguishment of debt, loss on derivative instruments and foreign currency transaction gains (losses).  Our management, including our chief executive officer who is our chief operating decision maker, considers OCF as an important indicator of our operational strength and performance.  OCF excludes the impact of costs and expenses that do not directly affect our cash flows.  Other charges, including restructuring charges, are also excluded from OCF as management believes they are not characteristic of our underlying business operations.  OCF is most directly comparable to the GAAP financial measure operating income (loss).  Some of the significant limitations associated with the use of OCF as compared to operating income (loss) are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations.

We believe OCF is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors.  In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to operating income (loss) shown below, provides a more complete understanding of factors and trends affecting our business.  Because GAAP financial measures are not standardised, it may not be possible to compare OCF with other companies’ GAAP financial measures that have the same or similar names.

For a reconciliation of pro forma OCF to pro forma operating (income) loss, see Appendix E.

Reconciliation of operating income before depreciation, amortization and other charges to GAAP operating income (loss)

	3 months ended	3 months ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
(in £millions)	2006	2005	2005	2005	2005

Operating income before depreciation, amortization and other charges	198.4	154.7	166.3	164.2	171.1

Reconciling items:
Other charges	(8.4)	(22.4)	(1.3)	(0.7)	(0.4)
Depreciation and amortization	(186.1)	(166.7)	(169.7)	(157.1)	(157.7)
Operating income (loss)	£3.9	£(34.4)	£(4.7)	£6.4	£13.0

Net debt

Net debt is defined as long-term debt, including current portion, less cash and cash equivalents and marketable securities. Our management, including our chief operating decision-maker, consider net debt an important measure of our financing obligations.

Net debt is not a financial measure recognized under GAAP. This measure is most directly comparable to the GAAP financial measure, total liabilities. The significant limitation associated with the use of net debt as compared to total liabilities is that net debt does not consider current liabilities due in respect of accounts payable and other liabilities. It also assumes that all of cash and cash equivalents and marketable securities are available to service debt. We believe net debt is helpful for understanding our entire net debt funding obligations and provides useful supplemental information to investors. Because non-GAAP financial measures are not standardized, it may not be possible to compare net debt with other companies’ non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for total liabilities, or other measures of financial performance reported in accordance with GAAP.

Reconciliation of net debt to GAAP to Total liabilities

	March 31,	December 31,
(in £millions)	2006	2005

Net Debt	5,385.1	1,447.9
Cash and cash equivalents	518.3	735.2
Marketable Securities	—	96.9
Long-term debt, including current portion	5,903.4	2,280.0

Accounts payable	309.4	176.9
Accrued expenses and other current liabilities	580.6	291.1
Interest Payable	56.7	37.8
Due to affiliates	0.9	—
Deferred Revenue and other long-term liabilities	402.1	237.5
Deferred Income Taxes	138.8	9.2
Minority Interest	0.6	1.0
Total liabilities	7,392.5	3,033.5

Fixed Asset Additions (Accrual Basis)

Our primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis).  Fixed Asset Additions (Accrual Basis) is defined as the purchase of fixed assets as measured on an accrual basis.  Our business is underpinned by significant investment in network infrastructure and information technology.   Our management therefore consider Fixed Asset Additions (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations.  Fixed Asset Additions (Accrual Basis) is most directly comparable to the GAAP financial measure purchase of fixed assets as reported in the Statement of Cash Flows.  The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchase of fixed assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities related to purchases of fixed assets.  We exclude this amount from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities are more related to the cash management treasury function than to our management of fixed asset purchases for long-term operational performance and liquidity.  We compensate for this limitation by separately measuring and forecasting working capital.

Reconciliation of Pro Forma and Reported Fixed Asset Additions (accrual basis) to GAAP Purchase of Fixed Assets

	3 months ended	3 months ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
(in £millions)	2006	2005	2005	2005	2005

Pro forma Fixed Asset Additions (accrual basis)	£158.3	£158.6	£144.3	£129.2	£116.1

Pre-acquisition Telewest Additions (accrual basis)	(40.5)	(64.0)	(68.0)	(59.0)	(52.0)

Fixed Asset Additions (accrual basis)	£117.8	£94.6	£76.3	£70.2	£64.1

Changes in liabilities related to Fixed Asset Additions (accrual basis)	17.5	(22.8)	(4.4)	0.4	9.7
Purchase of Fixed Assets	£135.3	£71.8	£71.9	£70.6	£73.8

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP.  These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business.  We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

Conference Call

There will be a conference call for analysts and investors today at 0900 EDT/ 1400 UK time.  Analysts and investors can dial in to the presentation by calling +1 617 786 2964 in the United States or + 44 (0) 207 365 8426 for international access, passcode “NTL” for all participants. The presentation can also be accessed live via webcast on the Company’s website, www.ntl.com/investors.  The teleconference replay will be available for one week beginning approximately two hours after the end of the call and will be available until Tuesday, May 16, 2006.  The dial-in replay number for the US is:  +1 617 801 6888 and the international dial-in replay number is: +44 (0) 207 365 8427, passcode: 97547688.